Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Bitcoin Depot Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Bitcoin Depot Inc. effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on May 18, 2026. The Company did not appeal Staff's Delist Determination Letter.
The Company securities were suspended on May 26, 2026. The
Staff determination to delist the Company securities became final on May 26, 2026.